Exhibit 99.3

Callcredit pro forma Adjusted Revenue & Adjusted EBITDA
Dollars in Millions

The tables below present a reconciliation of the Non-GAAP measures of pro forma Adjusted Revenue and pro forma Adjusted EBITDA for the periods presented to their nearest GAAP measures of revenue and net loss attributable to Callcredit as reflected in Exhibit 99.1 of our Form 8-K/A filed on August 27, 2018.

Callcredit pro forma Adjusted Revenue
	FY17	Q1 FY18
Revenue	$193.8	$52.8

Pro forma adjustments:
1) Deferred revenue fair value impact	(40.6)	(0.4)
2) Planned dispositions (Discontinued Operations)	(20.9)	(5.6)
Subtotal - pro forma adjustments	(61.5)	(5.9)

Other adjustments:
3) Addback: deferred revenue fair value impact	38.6	0.4
4) Specific business abandonment	(4.7)	(1.1)
Subtotal - other adjustments	33.9	(0.8)

pro forma Adjusted Revenue	$166.2	$46.1

Due to displaying amounts in millions, the table above may not foot.

Footnotes:

1)
Represents an estimated adjustment to reduce revenue resulting from the impact of a pro forma adjustment to record deferred revenue acquired as of December 31, 2016 at its fair value in accordance with the acquisition method of accounting under U.S. GAAP, assuming Callcredit was acquired by TransUnion on January 1, 2017.

2)	Represents an estimated adjustment to reduce revenue for certain operations of Callcredit that we have identified as non-core to our business and categorized as discontinued operations.

3)
Represents an estimated adjustment to add back the reduction of revenue from adjustment 1 above related to continuing operations (not Discontinued Operations) to reflect the amount of revenue that would have been recognized, had deferred revenue not been reduced to estimated fair value in accordance with the acquisition method of accounting under U.S. GAAP. We believe the best period-over-period comparison of revenue over the period of time we run-off this adjustment will be Adjusted Revenue compared with GAAP revenue in periods prior to and after the impact of this run-off.

4)	Represents an adjustment to reduce revenue from certain non-core customer contracts of Callcredit that are not classified as discontinued operations and that are expected to expire within one year.

Callcredit pro forma Adjusted EBITDA
	FY17	Q1 FY18
Net loss attributable to Callcredit	$(70.4)	$(15.5)
Net interest expense	83.8	23.4
Provision for income taxes	0.7	0.5
Depreciation and amortization	25.0	7.2
EBITDA	39.2	15.6

Pro forma adjustments:
1) Deferred revenue fair value impact	(40.6)	(0.4)
2) Planned dispositions (Discontinued Operations)	3.3	(0.1)
3) Transaction costs	4.4	0.5
Subtotal - pro forma adjustments	(32.9)	0.1

Other adjustments:
4) Addback: deferred revenue fair value impact	38.6	0.4
5) Specific business abandonment	—	—
6) Other adjustments	12.7	0.8
Subtotal - other adjustments	51.4	1.2

pro forma Adjusted EBITDA	$57.6	$16.8
EBITDA Margin	34.7%	36.4%

Due to displaying amounts in millions, the table above may not foot.

Footnotes:

1)
Represents an estimated adjustment to reduce EBITDA for the impact of a pro forma adjustment that reduces deferred revenue as of December 31, 2016 to its estimated fair value in accordance with the acquisition method accounting under U.S. GAAP, assuming Callcredit was acquired by TransUnion on January 1, 2017.

2)	Represents an estimated adjustment to EBITDA for certain operations of Callcredit that TransUnion has identified as non-core to our business and categorized as discontinued operations.

3)	Represents an estimated adjustment to add back costs borne by Callcredit related to TransUnion's acquisition of Callcredit.

4)
Represents an estimated adjustment to add back the reduction in EBITDA from adjustment 1 above to reflect the amount of EBITDA that would have been recognized, had deferred revenue not been reduced to estimated fair value in accordance with the acquisition method of accounting under U.S. GAAP.

5)
The estimated earnings of certain non-core customer contracts of Callcredit that are not classified as discontinued operations and that are expected to expire within one year is nominal and, therefore, we have not presented an estimated adjustment.

6)
Represents an adjustment to add back costs for specific legal related settlements, non-cash impairments of specific goodwill and intangible assets, restructuring, integration, acquisitions (unrelated to TU's acquisition of Callcredit) and other, as well as the elimination of non-cash gains from fair value adjustments related to contingent consideration.